Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Orchid BioSciences, Inc.

(609) 750-2200

Paul J. Kelly, M.D., Chief Executive Officer

Tracy J. Henrikson, Executive Director, Corporate Communications

ORCHID BIOSCIENCES REPORTS FOURTH QUARTER

AND FULL YEAR 2004 FINANCIAL RESULTS

— Achieves Annual Revenue Growth of 24 Percent —

— Achieves Second Quarter of Positive Operating Income —

PRINCETON, N.J., Mar. 10, 2005 – Orchid BioSciences, Inc. (Nasdaq: ORCH), a leading worldwide provider of identity DNA testing services, today reported financial results for the fourth quarter of 2004 and year ended December 31, 2004.

Total revenues were $17.6 million for the fourth quarter of 2004, an increase of 29 percent from the fourth quarter of 2003. Total revenues were $62.5 million for the year ended December 31, 2004, up 23 percent from the year ended December 31, 2003. The revenue growth for the fourth quarter and full year of 2004 was primarily driven by an increase in testing volume, particularly in forensics as well as private human identification and family relationship testing.

“2004 was a pivotal and transitional year for Orchid. Our overall goal for 2004 was to build upon our previous restructuring activities, position the company for further growth and cement our leadership position in our DNA testing markets,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “We grew revenues by more than 20 percent for the full year by capturing increasing amounts of federal funding, by expanding our market share in select core market areas, and by entering into new markets. We expanded each area of our business, particularly in forensics testing in both the U.S. and U.K and in our family relationship testing in the U.S., which includes direct-to-consumer private paternity and our new IDSecure™ security service.”

Dr. Kelly continued, “A key legislative event during the fourth quarter of 2004 was the Congressional enactment of the President’s DNA Initiative, which provides significantly increased funding to process DNA backlogs and further populate convicted felon databases. We expect that this initiative will be a catalyst for broad-based DNA testing in the U.S. criminal justice system in the future and believe that this represents a substantial market opportunity for laboratories like Orchid.”

Gross margin for the fourth quarter of 2004 was 48 percent, compared to gross margin of 44 percent in the fourth quarter of 2003. Gross margin for the fourth quarters of 2004 and 2003 includes a $1.0 million royalty. Service revenue gross margin for the fourth quarter of 2004 was 45 percent, compared to service revenue gross margin of 39 percent in the fourth quarter of 2003.

Total operating expenses were $17.1 million for the fourth quarter of 2004, compared to $15.4 million for the fourth quarter of 2003, an increase of 11 percent. The increase in operating expenses was primarily due to an increase in cost of service revenue related to the corresponding increase in service revenue. The company incurred Sarbanes Oxley compliance and audit costs of $1.5 million for the full year of 2004.

Orchid reported income from continuing operations of $0.8 million, or $0.04 per share allocable to common stockholders, for the fourth quarter of 2004, compared to a loss of $2.0 million, or $0.21 per share, for the fourth quarter of 2003. The income from continuing operations before income taxes was $0.4 million for the fourth quarter of 2004, which includes charges of $1.6 million for depreciation and amortization, as compared to a loss of $1.9 million for the fourth quarter of 2003, which includes charges of $1.3 million for depreciation and amortization.

Orchid reported net income allocable to common stockholders of $0.7 million, or $0.03 per share, for the fourth quarter of 2004, compared to a net loss allocable to common stockholders of $7.3 million, or a loss of $0.46 per share, for the fourth quarter of 2003.

Orchid reported a loss from continuing operations of $8.0 million, or $0.42 per share allocable to common stockholders, for the year ended December 31, 2004, compared to a loss of $14.3 million, or $1.42 per share, for the year ended December 31, 2003. Orchid’s loss from continuing operations before income taxes was $6.9 million for the year ended December 31, 2004, which includes charges of $5.9 million for depreciation and amortization, as compared to $12.7 million for the year ended December 31, 2003, which includes charges of $5.9 million for depreciation and amortization.

Orchid reported a net loss allocable to common stockholders of $10.0 million, or $0.46 per share, for the year ended December 31, 2004, compared to a net loss allocable to common stockholders of $27.5 million, or a loss of $2.14 per share, for 2003.

At December 31, 2004, cash and cash equivalents and short-term investments were $30.5 million, and the short and long-term portion of restricted cash was approximately $2.0 million. Cash used in operations in the fourth quarter of 2004 was $3.0 million, which was negatively impacted by pay down of accrued liabilities including a U.K. tax payment and by an increase in accounts receivable primarily attributable to increased sales activity in the latter half of the quarter.

“An important initiative at the beginning of 2004 was the capital restructuring we completed in the first quarter, which fortified our balance sheet and gave us a solid foundation for accelerated and profitable growth,” said Dr. Kelly. “During the year, we recorded two important firsts for Orchid - a quarterly operating profit and a quarterly positive operating cash flow. While we did incur higher than expected Sarbanes Oxley compliance and audit costs particularly in the fourth quarter which negatively impacted our operating results for the full year, we are pleased with both our quarterly and full year results for 2004 as they clearly reflect our progress in increasing revenues and controlling expenses in our operations.”

Dr. Kelly continued, “Our outlook for 2005 reflects our intensified efforts to capture additional market share and enter into new and profitable growth areas, and to leverage our highly scalable operational infrastructure. In addition, our efforts to recruit a chief financial officer are well underway and we look forward to reporting our progress on that appointment soon.”

2004 Company Highlights

Business Operations

•	Orchid continued to increase its forensics business in the U.S. in both casework and CODIS testing areas. Orchid was awarded an exclusive $2.7 million three-year contract by the Los Angeles Police Department to conduct forensic DNA analysis for new cases as well as testing for backlogged cases. Also, Orchid was awarded an exclusive, multi-million dollar one-year contract to test more than 100,000 felons for the State of Illinois for inclusion in the national CODIS database. The contract is the largest state CODIS contract to date and was awarded following a competitive bid process.

•	Orchid continued to increase its U.K. forensics DNA testing market share with the addition of an exclusive three-year multi-million dollar contract to provide services to Thames Valley Police, one of the U.K.’s largest police forces and its largest non-metropolitan police force. The contract was awarded through Orchid’s strategic partner Forensic Alliance.

•	Orchid helped the innovative New York City Police Department (NYPD) Biotracks pilot program identify its first burglary suspect by matching DNA from crime scene evidence to DNA databases of convicted criminals. Orchid proposed this new application of DNA forensic analysis in the U.S. based on its successful experience supporting a similar program in the U.K.

•	Orchid entered into new private human identification and family relationship testing segments. In addition to new agreements to provide DNA testing for immigration and adoption applications, Orchid launched its IDSecure service designed to ensure that workers on high-risk assignments can be accurately identified in the event of an emergency or accident. Orchid has already partnered with a number of undisclosed firms to provide its IDSecure service.

•	The U.K. government renewed Orchid’s scrapie genotyping contract for an additional two years, and the company expects to continue to be a major service provider to the U.K. government as part of its National Scrapie Plan. In 2004, Orchid passed the one million mark in the number of sheep analyzed for its customers since 2001. In a separate announcement today, Orchid launched a new scrapie susceptibility kit designed for customers with lower-throughput testing requirements who want to benefit from Orchid’s highly accurate and robust proprietary genotyping assay when conducting sheep genotyping in their own laboratories.*

•	Orchid continued to enter into new agriculture markets. Orchid was selected by Maple Leaf Foods to be the exclusive provider of high-throughput DNA testing for a large-scale Canadian pork traceability program that represents the first commercial application of DNA technology for pork traceability. During the year, Orchid successfully developed the assay technology and completed high-throughput genotyping services for the pilot phase of the program.

Financial

•	In the first quarter of 2004, Orchid embarked on a capital restructuring effort which included a reverse stock split of 1-for-5, the conversion of all of its outstanding Series A convertible preferred stock, and a common stock private equity financing that raised gross proceeds of $30.3 million.

Management

•	Orchid strengthened its Board of Directors with the director appointments of Mr. James Beery and Mr. Gordon Wasserman. Mr. Beery has more than 30 years experience as a lawyer in international business and corporate transactions and is currently Senior Of Counsel to the law firm Covington & Burling. Mr. Wasserman is an internationally known expert in criminal justice science and technology and is currently chief executive officer of the consulting firm The Gordon Wasserman Group, LLC.

•	Orchid fortified its management team with the appointments of Nicholas Conti, Ph.D., to the newly created position of vice president of corporate development and Warren T. Meltzer, Esq., to the newly created position of vice president of legal affairs and general counsel. Dr. Conti most recently served as vice president, research and development and business operations of a new unit at Becton Dickinson & Company. Mr. Meltzer brings to Orchid nearly 20 years of legal experience, including almost a decade at publicly-traded companies.

Financial Outlook

Orchid provided the following financial guidance:

•	Orchid expects top-line revenues of between $75 million and $78 million for the full year of 2005, which represents an increase of 20 to 24 percent over 2004.

•	Orchid expects an average gross margin of approximately 46 percent for the full year of 2005.

•	Orchid expects slightly higher total general and administrative, sales and marketing and research and development expenses for the full year of 2005 primarily due to an increase in sales and marketing expenditures.

•	Orchid expects to achieve positive operating income for the full year of 2005.

•	Orchid expects capital expenditures of between $3.5 million and $4.5 million for the full year of 2005.

Conference Call Information

A conference call with Orchid management will be held on Thursday, March 10, 2005 at 10:00 am ET. To listen to the conference call, please dial 1-719-457-2659 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com. The webcast will be archived for 90 days.

About Orchid BioSciences

Orchid BioSciences is a leading provider of identity genetics services for the forensic and paternity DNA testing markets and for public health and animal DNA testing for food safety. Orchid’s strong market positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, including statements regarding Orchid’s expectation that the President’s DNA Initiative will be a catalyst for broad-based DNA testing in the U.S. criminal justice system in the future and that this represents a substantial market opportunity for laboratories like Orchid; Orchid’s expectation that it expects to continue to be a major service provider to the U.K. government as part of its National Scrapie Plan; Orchid’s expectation of achieving top-line revenues of between $75 million and $78 million for the full year of 2005; Orchid’s expectation of achieving average gross margin of approximately 46 percent for the full year of 2005; Orchid’s expectation of achieving slightly higher total general and administrative, sales and marketing and research and development expenses for the full year of 2005; Orchid’s expectation of achieving positive operating income for the full year of 2005; and Orchid’s expectation of having capital expenditures of between $3.5 million and $4.5 million for the full year of 2005.. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, patent protection, litigation and Orchid’s ability to obtain additional financing. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

# # #

ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three and Twelve months ended December 31, 2004 and December 31, 2003

(In thousands, except per share data)

(unaudited)

	Three months ended Dec 31,		Twelve months ended Dec 31,
	2004	2003	2004	2003
Revenues:
Service revenues	$16,489	$12,599	$60,970	$49,140
Other revenues	1,138	1,093	1,529	1,487

Total revenues	17,627	13,692	62,499	50,627

Operating expenses:
Cost of service revenues	9,148	7,651	34,963	29,014
Research and development	335	209	1,632	3,215
Marketing and sales	1,662	1,395	7,041	6,087
General and administrative	5,100	5,477	22,360	23,495
Impairment	393	—	393	837
Restructuring	—	231	1,130	76
Amortization of intangible assets	433	447	1,785	1,807

Total operating expenses	17,071	15,380	69,304	64,531

Operating income (loss)	556	(1,688)	(6,805)	(13,904)

Total other income (expense), net	(168)	(228)	(103)	1,218

Income (loss) from continuing operations before income taxes	388	(1,916)	(6,908)	(12,686)

Income tax benefit (expense)	457	(36)	(1,121)	(1,645)

Income (loss) from continuing operations	845	(1,952)	(8,029)	(14,331)

Discontinued operations:

Loss from operations of a business held for sale	(177)	(4,027)	(783)	(9,237)

Net income (loss)	668	(5,979)	(8,812)	(23,568)

Dividends to Series A Preferred Shareholders	—	(94)	(14)	(534)

Accretion of Series A Preferred Stock discount	—	(1,217)	(1,129)	(2,645)

Beneficial conversion feature of redeemable preferred stock	—	—	—	(744)

Net income (loss) allocable to common stockholders	$668	$(7,290)	$(9,955)	$(27,491)

Basic and diluted income (loss) from continuing operations per share allocable to common stockholders	$0.04	$(0.21)	$(0.42)	$(1.42)
Basic and diluted loss from discontinued operations per share	$(0.01)	$(0.26)	$(0.04)	$(0.72)
Basic and diluted net income (loss) per share allocable to common stockholders	$0.03	$(0.46)	$(0.46)	$(2.14)

Shares used in per share data computations:
Basic	23,038	15,724	21,828	12,831
Diluted	23,657	15,724	21,828	12,831

Orchid BioSciences, Inc.

And Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2004 and December 31, 2003

(In thousands)

(unaudited)

	December 31, 2004	December 31, 2003
Assets:
Current Assets
Cash and cash equivalents	$24,487	$9,938
Short-term Investments	5,999	—
Restricted cash	251	953
Accounts receivable, net	14,099	9,976
Inventory	1,358	1,172
Prepaid and other current assets	1,296	2,583
Assets of a business component held for sale	—	4,595

Total current assets	47,490	29,217

Fixed assets, net	9,977	11,071

Other assets
Goodwill, net	2,789	2,686
Intangible assets, net	13,285	14,942
Restricted cash	1,736	1,113
Other assets	114	400

Total other assets	17,924	19,141

Total assets	$75,391	$59,429

Liabilities and Stockholders’ Equity:

Accounts payable	$2,603	$4,768
Accrued expenses	8,273	7,520
Income Taxes Payable	1,982	2,451
Current portion of long-term debt	371	1,889
Deferred revenue	983	1,812
Liabilities of a business component held for sale	—	3,156

Total current liabilities	14,212	21,596

Long Term Liabilities
Long term debt	—	415
Long term portion of restructuring	1,029	782
Other liabilities	1,900	1,592

Total long term liabilities	2,929	2,789

Redeemable Convertible Preferred Stock (a)	—	3,897

Total stockholders’ equity	58,250	31,147

Total Liabilities and Stockholders’ Equity	$75,391	$59,429

(a) All outstanding shares have been converted into common stock subsequent to December 31, 2003.